UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 31, 2008

SIMTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10927	58-2028246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Guthridge Court, Suite 250, Norcross, Georgia	30092
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(770) 242-7566

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER ITEMS.

Pursuant to the terms of the Certificates of Designation of Preferences, Rights, and Limitations (the “Certificates”) of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series C Convertible Preferred Stock of Simtrol, Inc. (the “Company”), respectively, the Company is required to pay a 4% semi-annual dividend on each of the issued and outstanding shares of Series A Preferred Stock to the holders thereof, and a 6% semi-annual dividend on each of the issued and outstanding shares of Series B and Series C Preferred Stock to the holders thereof.  The Company has the option to pay these dividends in cash or in shares of its common stock.

The Company elected to pay the December 31, 2008 dividends in the form of common stock valued at $0.75 per common share for the Series A Preferred Stock and $0.375 per common share for the Series B and Series C Preferred Stock, pursuant to the terms of the Certificates.  Based on these values, the Company made the issuances set forth below.

(i)
There were 688,664 shares of Series A Preferred Stock issued and outstanding on December 31, 2008.  The Company erroneously issued holders of Series A Preferred Stock dividends in common stock on June 30, 2008 with a value of $0.375 per share.  As a result, the Series A shareholders were issued twice the number of common shares to which they were entitled in payment of the June 30, 2008 dividend, totaling 110,188 excess shares of common stock (the “Excess Shares”).  The Excess Shares issued on June 30, 2008 constitute all of the shares to be issued in payment of the December 31, 2008 dividend to the Series A shareholders, and no additional shares were issued to such shareholders on December 31, 2008.

(ii)	There were 4,343 shares of Series B Preferred Stock issued and outstanding on December 31, 2008. The Company issued 521,160 shares of common stock to the Series B shareholders.

(iii)	There were 5,534 shares of Series C Preferred Stock issued and outstanding on December 31, 2008. The Company issued 664,040 shares of common stock to the Series C shareholders.

 Following payment of the December 31, 2008 dividends, there are 10,783,882 shares of common stock of the Company issued and outstanding.

The Company believes that there was no “sale” (as defined in Section 2(a)(3) of the Securities Act of 1933, as amended) of securities in connection with the dividends.  As a result, no registration of the securities was required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMTROL, INC.

By:	/s/ Stephen N. Samp
Stephen N. Samp
Chief Financial Officer

Dated:   January 5, 2009